UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2014

BRAZIL INTERACTIVE MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26108	94-2901715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3457 Ringsby Court, Unit 111, Denver, Colorado 82016-4900

 (Address of principal executive offices)  (Zip Code)

(720) 466-3789

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement

On May 16, 2014, Brazil Interactive Media, Inc. (the “Company”) entered into a Separation and Exchange Agreement (the “Separation Agreement”), by and among the Company, BIMI, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“BIMI”), and Brazil Investment Holding, LLC, a Delaware limited liability company and the majority stockholder of the Company (“Holdings”). Pursuant to the terms of the Separation Agreement, the Company agreed to distribute all shares of common stock of BIMI held by the Company in exchange for all of our common stock held by Holdings (the “Acquired Stock”).

Pursuant to the Separation Agreement, the Company and BIMI each shall retain all assets and liabilities in its respective name, and to take any and all actions necessary so that: (i) the Company will own or be liable for all existing Company assets and liabilities; and (ii) BIMI will own or be liable for, all existing BIMI assets and liabilities, including all assets and liabilities of BIMI’s subsidiaries.

The Separation Agreement provides that all intercompany agreements by and between the Company, or any of its subsidiaries, and BIMI, or any of its subsidiaries, are terminated except for confidentiality, non-disclosure or release of liability agreements.

The foregoing summary of the Separation Agreement and the transactions contemplated thereby do not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Separation Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.01

Completion or Acquisition or Disposition of Assets

Please refer to Item 1.01.

Item 9.01

Financial Statements and Exhibits.

The Company plans to file an amendment to this Current Report on Form 8-K to report the financial statements required to be disclosed hereunder.

(d) Exhibits.

10.1 Separation and Exchange Agreement, by and among Brazil Interactive Media, Inc., BIMI, Inc., and Brazil Investment Holding, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brazil Interactive Media, Inc.

Date: May 20, 2014	By:	/s/ Corey Hollister
Name: Corey Hollister
Title : Chief Executive Officer